Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of KVAC (Cayman) Limited (the “Company”) on Amendment No. 6 to Form F-4 to be filed on April 30, 2025, of our report dated March 6, 2025, except Note 8, dated April 9, 2025, with respect to our audit of the consolidated financial statements of Keen Vision Acquisition Corp. as of December 31, 2024 and 2023, and for the years then ended, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts”.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

April 30, 2025